Exhibit 99.1

Hawaiian Holdings/Hawaiian Airlines – Investor Questions & Answers

Following are questions that have been asked of Hawaiian Holdings, Inc. (referred to herein as “the Company”, “we”, “our” and similar terms) by investors regarding financial statements and operations.  To avoid selective disclosure of non-public information, the Company is disseminating the answers to these frequently asked questions in this Form 8-K. Certain questions have been excluded because the Company is either unable to, or, as matter of policy does not, disclose specific information that would be responsive.

Capacity / Competition:

1.                                       What do you think about Mesa’s announcement they plan to enter the inter-island market and the effect it will have on Hawaiian Airlines, Inc. (referred to herein as “Hawaiian”)?

A:  We believe that whether Mesa enters the market or not, Hawaiian will continue to enjoy a strong position.  New airlines have repeatedly entered the interisland market over the years (Mahalo, Discovery, Mid-Pacific) but none have been able to make a success of it.  The issue is not barriers to entry; there are in fact few of them in the interisland market.  Rather, the issue is that the current operators provide a high level of service at competitive rates.  The strong local brands, the high frequency of service already provided and the strength of the local frequent flyer programs have proven decisive in the past.

Having said that, we take all competitive threats seriously and will closely monitor developments and respond accordingly.

2.                                       Do you expect to add any planes to your fleet in 2005 or 2006?

A:  We would like to add one or two additional Boeing 767 aircraft to our fleet in 2006.  We have been actively searching for suitable aircraft but have thus far been unsuccessful.  We will continue these efforts until the right aircraft at the right price becomes available.

3.                                       What should we expect as far as ASM (available seat mile) growth?

A:  There are no plans to have additional aircraft in service in 2005.  As a practical matter, we are unable to increase capacity with our existing fleet because, given our route network and the maintenance burden associated with long-distance, over water flying, our fleet is fully utilized operating our existing schedule.  Our new San Jose-Honolulu began September 29th, was made possible by pulling capacity from other routes.

4.                                       Any changes in the charter business?

A:  There are no planned changes in the charter business.  We will continue with our scheduled charters.  We provide charter service for the Oakland Raiders football team, and operate a regularly scheduled charter out of Anchorage.  Given the full utilization of our existing fleet, we are unlikely to operate any ad hoc charters.

5.                                       How does the entrance of other carriers, and specifically America West/US Airways (US Airways), into Hawaii impact Hawaiian Airlines?

A:  The Hawaiian market continues to be very competitive.  Year-to-date, capacity into Hawaii from the mainland has increased approximately 11% versus 2004, and is up approximately 21% from 2003.

US Airways is scheduled to start service to Hawaii from Phoenix in December.  It is too early to know what impact this will have on yields, although the early published fares on their new service do not generally seem to be below existing fares.  Based on published schedules the capacity to Hawaii out of Phoenix will increase by about 127% as US Airways is entering the Phoenix market with four flights per day.  Based on published schedules Las Vegas to Hawaii capacity will increase about 29% assuming US Airways adds two flights per day.  One factor that will impact how large the effect US Airways entry into Hawaii will have on Hawaiian will be the percentage of their traffic that connects from the rest of US Airways network.  The larger the proportion comprised of connecting traffic, the smaller the impact on Hawaiian.  In addition, we believe our frequent flyer program is very strong in the local market, and creates a significant advantage for us when competing for traffic originating in Hawaii.

6.                                       Any reason to think this new competition should be limited somehow or have a limited impact on Hawaiian?  Is this a big deal or minor change?

A:                                   Intensifying competition has been a constant over the past several years and there is no reason to suppose that the latest round of capacity additions will be any different from previous increases.  Pricing in the airline business is much more closely tied to the demand for seats versus their supply than it is to the cost of providing those seats.  No one knows exactly how the interplay of the supply of seats to Hawaii and the demand for them will play out.

As discussed above, we have seen a recent increase in the number of seats flying between the mainland and Hawaii, and we are aware of the future capacity increases announced by US Airways.  Obviously, the domestic airline industry is in a period of extraordinary upheaval, with many of the largest players operating under bankruptcy protection.  It is impossible to predict in any precise way how these companies will be restructured, but we expect fleet sizes will be reduced which could ultimately lead to fewer flights to Hawaii.  Obviously, there can be no assurance that such an outcome will occur.

On the demand side, travel to Hawaii is strong, and while there are no guarantees, we expect Hawaii to remain a popular vacation destination.

7.                                       Hawaiian’s position in its markets has been fairly strong and Hawaiian has had better pricing power relative to its competitors. Yet, it appears that yield declined in the second quarter, whereas many carriers were showing improvements in yield.  Also, why did RASM decline when other airlines have seen pricing increases?  Is it competition? What should we expect going forward?

A:  As mentioned earlier, in a competitive market pricing generally is linked to the demand for travel and the number of seats offered.  In times of rapid capacity expansion, it is common for fares to decline and it is worth noting that capacity between the U.S. mainland and Hawaii has risen quickly this year while on the mainland, domestic capacity has been essentially flat.

Hawaiian has several marketing programs aimed at mitigating the effect of additional competition.  These programs, which include the HawaiianMiles frequent Flyer program, contribute significantly to Hawaiian’s industry leading 88.2% load factor year to date through August.

8.                                       Generally, why should Hawaiian’s position be defensible and this particular market not be subject to a lot of price-based competition with discount carriers getting more into Hawaii from the mainland?

A:  The Hawaii market is already a very competitive market with low barriers to entry which suggests that while most airlines not already serving Hawaii could gain entry to the market, there is not the attractiveness to doing so that may exist in other markets with higher yields.

The lack of barriers to entry is not new and is reflected in the fragmentation of market shares among principal competitors, including Hawaiian.  There are two areas of advantage for Hawaiian which in the past have proven important in allowing Hawaiian to compete successfully against all comers.  The first is technical: before flying to Hawaii in any twin-engine aircraft, the FAA mandates the aircraft carry extra equipment, and the airline undergo considerable additional maintenance rigor and submit to considerably more stringent oversight.  This additional burden generally runs counter to the ‘keep it simple’ corporate philosophies of the new breed of low cost carriers and, as such, represents a barrier to entry for many potential competitors.   More importantly, whereas Hawaiian’s competitors offer service to Hawaii in addition to their full range of other services, Hawaiian focuses exclusively on selling Hawaii as a destination.  We believe we understand the Hawaii market better than our competitors and have been successful in leveraging this knowledge in the face of competition.

9.                                       We understand how important yield is for an airline’s profitability and that ticket pricing is not always precise. However, is there any way to measure the yield’s elasticity to increases in ASM? Have you done this internally?

A:  Most airlines, including Hawaiian, employ sophisticated revenue management systems which suggest the optimal fares to be offered based not only on the elasticity of demand but also on the competitive environment.  We constantly adjust pricing “buckets” in an effort to reach the best mix of load factor and fare.

10.                                 I’ve seen the news on United Airlines increasing their presence in Hawaii through the code share with Island Air. How much capacity are they adding? Do you think the effect on Hawaiian’s yield/load factor going forward will be significant?

A:  Codesharing, of the sort done by United and Island Air does not change the total number of seats in the market and, therefore, we believe should not have a depressing effect on yields in its own right.  United has a long standing alliance relationship with Aloha Airlines which, until last year, was the parent company of Island Air.  By codesharing with Island Air, United is merely confirming a relationship which had previously existed when Island Air was part of the Aloha Air Group.

11.                                 I understand the Company has plans to add capacity. And I understand that the target markets are mainland/international and the aircraft type is Boeing 767-300ER. Considering that a lot of airlines are trying to use this aircraft as interim capacity before the Boeing 787 “Dreamliner” arrives, the aircraft could be tough to obtain. Is there any plan B? What is the Company’s strategy and near term plans regarding equipment?

A:  It is true that there is high demand for the 767-300ER for the reasons mentioned and that the resulting high price and lack of availability of these aircraft has, so far, prevented us from acquiring additional units.  We are constantly looking at alternatives bearing in mind that adding additional aircraft types has significant operational costs and managerial burdens associated with it.

Financial Questions:

1.                                       What is the breakout of historical revenues (transpacific, south pacific, and interisland) ASMs, RPMs (revenue passenger miles) and passengers for 2004 and year-todate 2005? Some of the filings only reference changes in these figures, not absolute numbers.

A:  Certain information is available in our second quarter Form 10-Q and Form 8-K/A filed on August 15, 2005.

2.                                       What are the expected pension contributions in 2004-2007?

A:  Our projected pension contributions are set forth in the Liquidity and Capital Resources section of the MD&A discussion contained in the second quarter Form 10-Q filed on August 15, 2005.

3.                                       What is the current status of your credit card processing holdback agreement / impact on restricted cash?

A:  Our present holdback percentages (representing collateral on advance ticket sales held by our card processor, which is subsequently made available to Hawaiian as the related air travel is provided) remain unchanged from levels during the pendency of the bankruptcy.  We are presently working to renegotiate certain credit card processing agreements on terms more favorable to the Company but cannot provide assurance that we will be successful.

4.                                       What drives changes in working capital?

A:    The underlying performance of the airline has a significant impact on working capital.  In addition, the air traffic liability (ATL) is seasonal and is one of the largest drivers of working capital.  At our current level of revenues, the fluctuations from the busy season (when ATL peaks) to the slower season are expected to be approximately $15 to $30 million.

5.                                       What were capital expenditures in 2004 and what is expected for 2005/2006?  Is the number stable?

A:  2004 Actual - $14 million, 2005 Estimate - $19 million, 2006 Estimate - $15-20 million.  We anticipate this should be stable unless Hawaiian acquires additional aircraft.  Of course there can be no assurance that unanticipated needs will not arise.

6.                                       Why are 2005 capital expenditures expected to be higher than 2004 level?

A:  Capital spending that was deferred during the bankruptcy and now must be incurred as well as certain FAA mandated aircraft modifications.

Income Statement:

7.                                       Are there any one-time items in the “other operating expenses” line?  Is this expense growth expected to continue?

A:  $5.2 million of other expenses in the second quarter was attributable to compliance with section 404 the Sarbanes-Oxley Act of 2002 and certain bankruptcy expenses incurred by Holdings.  These expenses are expected to significantly decrease over the coming periods.

8.                                       Does the Company pay cash taxes? Are there expectations for a tax refund?

A: Hawaiian paid cash income taxes in 2003 and 2004, primarily because the majority of the reorganization expenses that were recognized for financial reporting purposes were not immediately deductible for income tax purposes, which resulted in Hawaiian having taxable income in 2003 and 2004.  We do believe we will have significant tax deductions and NOL carrybacks when we file the consolidated 2005 tax return due to significant tax deductions related to the payment of certain bankruptcy claims, most significantly the lease-related claims, upon consummation of Hawaiian’s Joint Plan of Reorganization.   We hope to recover in excess of $20 million in tax refunds by mid 2006.

9.                                       How much tax is included in the average fuel costs per gallon as reported by the Company?

A:  Year-to-date, fuel taxes have averaged $0.09 per gallon.

10.                                 What are the terms of the profit sharing plan?

A:  The profit sharing plan, for all employees other than officers, is based on a sliding scale percentage of pre-tax earnings excluding extraordinary items as follows:

$15 - $30 million	5%
$30 - $60 million	10%
$60+ million	5%

Bonuses or profit sharing for officers are paid in the discretion of the Board of Directors.

11.                                 Just looking at the combined income statement for the second quarter 2005 versus prior year, increased fuel costs seem to account for all of the decline in profitability – is that true, or is increased competition part of it also?

A:  RASM (revenue per available seat mile), was 10.57 cents for the second quarter 2005 and 10.71 cents in the second quarter 2004.  CASM (cost per available seat mile), excluding fuel and the impact of purchase accounting, was 7.99 cents in the second quarter 2005, versus 8.06 cents in the second quarter 2004, a 0.9% decline.  Including fuel, CASM increased 6.2%, representing the significant increases in fuel costs.

12.                                 Discuss the “Maintenance materials and repairs expense” line on the combined statement of operations?  What was the primary reason for the increase in 2005?

A:  The Company expenses maintenance costs as incurred, so maintenance expense will vary from quarter to quarter, and will generally increase as the fleet ages.

13.                                 What costs are included in the “other” expense line?  Is the “other” line dependent on RASM?

A:  There are many items which are included in “other” expense line, some of which are driven by RASM, and others which are not.  A few of the items included in “other” are utilities, ground handling, legal services and aircraft catering.

14.                                 How much of the pension contribution runs through the income statement?

A: There is not a direct correlation between our pension contributions, which are based on requirements under the Employee Retirement Income Security Act of 1974 (ERISA), and our pension expense, which is determined based on the requirements of Statement of Financial Accounting Standards No. 87, “Employers Accounting for Pensions.” The amount of pension expense we recognize through the statement of operations is dependent on many factors, including our projected benefit obligation, the fair value of our pension assets, and several key actuarial assumptions.  Because of the complexity of these calculations, the Company uses an outside actuary to assist the Company in the determination of pension expense.  Hawaiian’s actual/expected expense was/is expected to be:

2004A:	$17.6 million
2005:	$11.6 million
2006:	$6.8 million
2007:	$6.8 million

We also refer you to our discussion of “Critical Accounting Policies and Estimates appearing in Management’s Discussion and Analysis section of our second quarter Form 10-Q for a more thorough discussion of our pension accounting.

15.                                 Can the Company reconcile the 68.7 million shares referenced in research reports?

A:  The Company had 44.9 million shares outstanding as of June 30, 2005.  In addition there are shares which have been reserved for issuance (some of which may not ultimately be issued).  All amounts are in millions of shares as of June 30, 2005:

# Shares
Outstanding	44.88
To be issued to employees pursuant to collective bargaining agreements	1.50
Options outstanding, weighted average exercise price $2.72 (shares may or may not be issued)	1.51
RC Aviation Warrants with a strike price of $7.20 per share (shares may or may not be issued)	6.86
Conversion of the $60 million Convertible Notes at $4.35 per share (shares may or may not be issued)	13.79
68.54

Note that the Company has stated its intent to use commercially reasonably efforts to refinance the outstanding Convertible Notes before the date it becomes convertible (either out of the proceeds of a rights offering or otherwise), although there can be no guarantee we will be successful in doing so.

Balance Sheet:

16.                                 What is included in Long-term prepayments?

A:  The primary component of long-term prepayments is deposits with third party maintenance providers (maintenance reserves).

17.                                 Is anything currently drawn on the revolver?

A:  As of June 30, 2005, approximately $8.7 million of the revolver is restricted against certain letters of credit, otherwise the line is available.

Yield/Load Factors:

1.                                       With fuel prices increasing and load factors in the mid-80’s, do you see any price increases in the near future? Are competitors adding capacity and/or cutting prices?

A:  Based on published schedules, the year over year increase in capacity from the U.S. mainland to Hawaii for the fall is 4% which is in addition to year-to-date capacity increases of 11%.  Going forward, we are aware of US Airways planned capacity increases in the U.S. mainland Hawaii market.

Bankruptcy / Restructuring:

1.                                       Are there any remaining cash restructuring/bankruptcy payments remaining?

A:  As of June 30, 2005 there is an $11 million reserve for a disputed bankruptcy claim from American Airlines.  As we have disclosed, we dispute that amount. We have an additional $1.9 million of minor disputed claims that are in various stages of resolution, and $9.75 million in disputed success fee claims. In addition, there are $3.6 million in accrued but unpaid professional fees related to the reorganization. In addition to the foregoing, please see the Legal Proceedings section of the Form 10-Q filed on August 15, 2005 for information regarding the IRS claim.  On September 15, 2005, the IRS signed a stipulation providing for the dismissal of its appeal in exchange for the Company dismissing the cross-appeal. The Company anticipates the prompt dismissal of the IRS’s appeal and the cross-appeal.

2.                                       Can you give us an update on the planned rights issue? Is the plan still to do the rights offering and use the proceeds to refinance the $60 million convertible notes?

A:  Our current intention is to attempt to refinance the convertible notes before the date it becomes convertible.  The rights offering is still an alternative, although given the current share price we are evaluating other alternatives as well, some of which may require approval of our existing lenders.

3.                                       Please provide some detail on the consolidated debt.  What is the interest rate you are paying on this amount owed to the IRS?

A:  As of June 30, 2005 debt consists approximately of $60 million in a subordinated convertible note, a $25 million Term A loan, a $25 million Term B loan, and an IRS note of $29 million accruing interest at 5% per annum. For more information on this subject, please refer to our second quarter 2005 form 10-Q.

Fuel & Fuel Hedge questions:

1.                                       Is there an index that replicates or corresponds to the cost of fuel out of Asia?

A: For Bloomberg users type JETKSIFC <Comdty> <GO> to get spot market price quotes for Singapore jet fuel per barrel.

2.                                       Does the $10.1 million gain from the Company’s jet fuel derivatives in the June 30, 2005 Form 10-Q relate to the unwinding of the NYMEX heating oil forward contracts?

A:  All of the $10.1 million gain reported in the June 30, 2005 Form 10-Q relates to mark-to-market of the Company’s jet fuel contracts entered into in May 2005 by Hawaiian, which where not accounted for as hedges under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities.” The NYMEX heating oil futures contracts that were terminated in May 2005 will have no impact on the Company’s statement of operations.  Also effective September 1, 2005 the Company completed the documentation and effectiveness testing necessary for its jet fuel forward contracts to qualify for hedge accounting in accordance with SFAS No. 133 and accordingly, gains or losses on subsequent activity (after September 1, 2005) will be deferred in Accumulated Other Comprehensive Income (“AOCI”) until the related fuel that was hedged is expensed, at which time such amounts deferred in AOCI will be recognized in the statement of operations as an increase or decrease in fuel expense.

3.                                       How much fuel usage does Hawaiian forecast for the second half of 2005?

A:  Approximately 57 million gallons

4.                                       What is the fair value of the fuel hedge?

A:  At June 30, 2005 the fair market value of the fuel hedge was approximately $10.1 million.

5.                                       In the past the Company has talked about a one cent change in jet fuel prices yielding a $1.1 million increase/decrease in annual operating income if sustained over the course of a year.  Does that include the effect of hedging?

A:  No. Hawaiian forecasts that it currently consumes 110 million gallons of jet fuel annually, therefore each $0.01 change in the price of jet fuel results in a $1.1 million change in fuel expense, before considering any effect of hedges in place.

6.                                       Does the second quarter performance reflect some type of lag passing along additional fuel price surcharges?

A: As mentioned earlier, ticket prices (including fuel surcharges) have much more to do with the supply of seats and demand for them than the cost of producing them.  We always endeavor to maximize revenue and price accordingly.

7.                                       With fuel prices continuing to rise, is there a contingency as to how to address fuel expense? Do you plan to increase the percentage of fuel usage you hedge?

A: At present, there are no plans to change our hedging strategy.

Operational / Strategy / Outlook Questions:

1.                                       What is the advantage of the 767 planes versus the 757?  Is it more than just more seats?  Can you quantify the advantage?

A:  Given our stagelength, a 767 has a lower operating cost per seat than a 757, assuming historical ownership costs.  Additionally, a 767 can carry considerable volumes of cargo that cannot be carried on a 757.  As relative lease rates on used aircraft change, the relative cost of the 767 versus the 757 can increase or decrease. It is worth pointing out that introducing a new aircraft type into a fleet has many significant costs and managerial challenges associated with it which explains why airlines rarely switch aircraft types and attempt to minimize the number of aircraft types in their fleet.

2.                                       It seems like the key issues that have been hurting Hawaiian’s results towards the end of 2004 and into 2005 have been fuel and competition – are those really the key items or is there anything else going on?

A:  These are the two primary challenges to Hawaiian Airlines in the short term.  In addition, as competitors use the bankruptcy process to reduce labor costs and eliminate pension expense, Hawaiian is likely to continue to experience pressure on its labor costs.

3.                                       How does domestic demand compare to international demand?

A:  The overwhelming majority of Hawaiian’s business is domestic.  The international routes include Tahiti, American Samoa and Sydney, none of which are daily services.  We do not comment on the performance of specific routes.

4.                                       What can you / need to change to put you in a better competitive position?

A:  We believe Hawaiian is in a good competitive position with high load factors, a good brand, and, according to Conde Nast and Travel & Leisure, a superior product relative to its competitors.  We continually strive to lower our costs and improve our revenue activities, which has mitigated the effects of new competition and high fuel prices.  In addition, growth creates an opportunity to potentially increase profitability.

Forward Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance.  These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:

•                  aviation fuel costs;

•                  Hawaiian’s dependence on tourism;

•                  the effects of seasonality and cyclicality;

•                  the competitive advantages held by full service airlines in the transpacific markets;

•                  competitive pressures on pricing (particularly from lower-cost competitors);

•                  demand for transportation in the markets in which Hawaiian operates, including Hawaiian interisland service;

•                  the impact of substantial financial and operating leverage required to operate in the airline industry;

•                  the Company’s ability to meet financial covenants;

•                  the competitiveness of the Company’s labor costs;

•                  the Company’s relationship with its employees and possible work stoppages;

•                  the Company’s ability to attract, motivate and/or retain key executives;

•                  increasing dependence on technology to operate Hawaiian’s business;

•                  Hawaiian’s reliance on third parties for facilities and services (including, without limitation, aircraft maintenance, code sharing, reservations, computer services, frequent flyer programs, passenger processing, ground facilities, baggage and cargo handling and personnel training);

•                  Hawaiian’s fleet concentration in B717 aircraft;

•                  the ability of one of Hawaiian’s aircraft lessors to terminate certain aircraft leases;

•                  the resolution of certain Internal Revenue Service tax claims;

•                  the impact of indebtedness on Hawaiian’s financial condition and operations;

•                  the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack;

•                  maintenance costs;

•                  financing costs;

•                  the impact of Section 404 of the Sarbanes-Oxley Act of 2002;

•                  aircraft unavailability due to mechanical or other factors;

•                  bankruptcy of the Company’s competitors and the impact such bankruptcies might have on fares;

•                  government legislation and regulation, including the Aviation and Transportation Security Act and other September 11, 2001 related regulations;

•                  changes that may be required by the Federal Aviation Administration or other regulators to Hawaiian’s aircraft or operations;

•                  the impact of possible aircraft incidents;

•                  the impact of possible outbreaks of disease;

•                  economic conditions;

•                  changes in capacity in the transpacific and interisland markets;

•                  changes in the level of fares we can charge and remain competitive;

•                  the cost and availability of insurance, including aircraft insurance;

•                  security-related costs;

•                  consumer perceptions of the services of Hawaiian; and

•                  other risks and uncertainties set forth from time to time in the Company’s reports to the Securities and Exchange Commission.

The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Form 8-K/A filed by the Company with the Securities and Exchange Commission on August 15, 2005.